DWS STRATEGIC MUNICIPAL INCOME TRUST


N-Sar December 1, 2013 - May 31, 2014

Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Sprint, Corp.	85207UAG0	12/9/2013
	$100.00	$2,500,000,000	105,000
	0.00%		BAC, CITI, Credit Agricole, CS,
DB, GS, JPM	BAC
APX Group, Inc.	00213MAE4	12/10/2013
	$101.50	$250,000,000	10,000	0.00%
	BAC, CITI, CS, DB, GS, HSBC	BAC
Endo Finance Co.	29271LAA2	12/11/2013
	$100.00	$700,000,000	40,000	0.01%
	BAC, BCLY, CITI, DB, JPM, MS, RBC	RBC